Exhibit 99.1

Aksys Reports Third Quarter 2006 Financial Results

Lincolnshire, IL – November 13, 2006 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported financial results for the third quarter ended September 30, 2006.  Select highlights of the Company’s financial results include the following:

•                  Approximately 41% less cash was used in operations during the third quarter of 2006 than in the third quarter of 2005.

•                  For the nine months ended September 30, 2006, approximately 28% less cash was used in operations than during the same period in 2005.

•                  Net loss for the third quarter of 2006 decreased approximately 10% compared to the third quarter of 2005. The net loss for the year-to-date, decreased approximately 9% compared to the same nine-month period of 2005.

Select corporate highlights for the third quarter include the following:

•                  Aksys announced the Company achieved, on schedule, the first of several key milestones related to the development of the next generation G2 home hemodialysis system by receiving an on-time delivery of the first integrated prototype.

•                  Aksys completed its corporate restructuring to focus its business on development of its next generation G2 hemodialysis system.

•                  In August 2006, Dr. Rosemary Mazanet joined the Company’s Board of Directors.  At the end of the third quarter, the Company had achieved a complete reconfiguration of its Board of Directors having recruited a total of six new members to assist the Company in the development and launch of the G2 system.

•                  The Company submitted a new 510(k) notification to the FDA on August 29, 2006 to address all changes that have been made to the Company’s PHD System since earlier FDA clearance of the product.

•                  The Company received an additional $2 million in financing from Durus Life Science Master Fund Ltd. to fund its operations.

•                  During the third quarter and again in November 2006, Aksys received favorable decisions from the NASDAQ Listing Qualifications Panel providing it additional time to fulfill its plan of compliance to establish compliance with the NASDAQ listing requirements.

The third quarter marks the first full quarter of the Company’s operations under the leadership of its new CEO, Howard Lewin who joined in late June, 2006.  During the quarter, Howard Lewin has continued to lead the development of the Company’s new turnaround strategy focused on the timely development and launch of Aksys’ G2 system while simultaneously lowering quarterly operating spend.  The G2 system is expected to leverage the impressive safety record and demonstrated clinical benefits of the Company’s current PHD System while providing best-in-class reliability, improved ease-of-use, and a low cost position. Importantly, the improved, patented design of the G2 system is expected to yield significantly higher margins and much lower service costs. In August, 2006, Mr. Lewin initiated the Company’s restructuring plan which is designed to decrease the amount of funds utilized in ongoing PHD System operations and allow the Company’s resources to adequately service the remaining markets.

Mr. Lewin commented, “At the end of my first quarter running the Company, I am excited about the new direction we are taking the Company with a sharp focus on fiscal discipline and investment in our next generation home hemodialysis machine that we are calling G2. Importantly, we significantly reduced our operating spend while committing more resources to accelerating the timetable for the development and launch of the G2 system. The innovative G2 dialysis system will dramatically improve the way hemodialysis is experienced by patients and practiced by physicians and other healthcare providers. In addition, G2 will be produced at a cost that provides a compelling business proposition for the Company and its customers. We further believe that the commercialization of the G2 system will provide us with clinical performance and a cost position that will enable Aksys to be highly competitive in the hemodialysis machine market.”

Reduction in Operating Spend

To further reduce operating spend, Aksys has focused on servicing the existing PHD System in a small number of key markets and has exited all other U.S. markets as of the end of October 2006.  This action enables the Company to more effectively manage and service the existing PHD System while allowing the Aksys research and development team to work closely with DEKA, Dean Kamen’s product development company in developing and testing the G2 system, with the ultimate goal being the commercial launch of the product in the first half of 2009. In connection with the Company’s exit of various markets, the Company terminated certain contracts with existing customers and reduced executive management and other personnel during the third quarter.  In addition, the Company continued to refocus resources towards the development and launch of the G2 system during the third quarter.  Accordingly, the Company’s revenues and related costs, including marketing and sales, associated with the PHD System for the third quarter of 2006 have decreased significantly over prior periods. General and administrative expenses have temporarily increased as a result of severance and additional professional fees incurred in connection with the reorientation of the Company’s business strategy. Aksys will discuss further details of the Company’s quarterly results and the G2 system during the Company’s conference call.

Compliance Status with NASDAQ

Mr. Lewin also noted the Company’s progress in fulfilling the requirements of its plan of compliance for continued listing on the NASDAQ Capital Market. During the third quarter, the Company received a favorable decision from the NASDAQ Listing Qualifications Panel providing the Company an opportunity to implement a plan of compliance for continued listing.  As part of its plan of compliance, the Company held its annual meeting of stockholders on October 24, 2006, at which the approval of the conversion of Durus’ securities was obtained. In November, the Panel also granted the Company until November 30, 2006, to complete either the previously announced conversion of outstanding securities held by Durus into common stock or an equity financing, or both, such that the Company is able to demonstrate a market value of listed securities of $35 million or greater, and sustain such market value for a minimum of ten consecutive trading days thereafter.

Financial Results for Third Quarter 2006:

Aksys reported revenues for the third quarter of 2006 of $431,000, a 48% decrease over third quarter 2005 revenues of $822,000. This decrease is due to the discontinuation of PHD System sales and planned contract terminations.

Cost of sales for the third quarter of 2006 was $1.6 million, a 42% decrease from third quarter 2005 of $2.7 million. This decrease is also related to the discontinuation of product sales and the planned termination of contracts. Additionally, the Company recognized a charge in the third quarter of approximately $800,000 for excess and obsolete inventories.

Total operating expenses for the third quarter 2006 were approximately $8.9 million, an 82% increase from the third quarter of 2005 of $4.9 million. The increase included an impairment charge of approximately $3.1 million related to the Company’s leased assets. In addition, the Company incurred approximately $552,000 of severance costs and approximately $1.0 million in professional and consulting fees related to the Company’s restructuring, financings with Durus Life Sciences Master Fund Ltd. and ongoing operations. These costs were partially offset by the reduction in marketing and sales personnel and the elimination of the PHD system marketing programs.

The net loss for the third quarter of 2006 of $6.3 million was mainly due to the effects of the restructuring. Net loss was $7.0 million for the same period in 2005.

As of September 30, 2006, cash and cash equivalents totaled approximately $525,000. In October 2006, the Company accessed an additional $3.0 million from the Durus line of credit to be used to fund working capital requirements through the fourth quarter of 2006.

Financial Results for Nine Months Ended September 30, 2006:

For the nine months ended September 30, 2006, revenues remained constant at approximately $1.8 million from the prior nine-month period. Although the number of customers has steadily decreased in 2006, revenues remained constant because the average number of patients per customer was higher in 2006 as compared to 2005 and the Company instituted a contract price increase in the first quarter of 2006.

Cost of sales for the nine months ended September 30, 2006 was $5.6 million, a 46% decrease from $10.4 million in the nine months ended September 30, 2005. The year-to-date cost of sales decreased in 2006 compared to 2005 due to the decrease and ultimate discontinuation of PHD System sales, as well as a reduction in and planned termination of rental and service and supplies agreements.

For the nine months ended September 30, 2006, operating expenses were approximately $18.3 million, an increase of 4% compared to the same period in 2005 of $17.6 million. The increase included approximately $552,000 of severance costs and approximately $1.0 million in professional and consulting fees related to the Company’s restructuring, financings with Durus and ongoing operations. These costs were offset by the reduction in marketing and sales personnel and the elimination of the marketing programs as well as the reduction of other personnel.

For the nine months ended September 30, 2006 the net loss of $24.5 million was mainly as a result of the Company’s restructuring. Net loss was $26.8 million for the same period in 2005.

Conference Call

Aksys will host a conference call on Monday, November 13, 2006, at 1:00 p.m. Central Time to discuss the financial results and further details of its third quarter 2006 results. To listen to the conference call, please dial 866-238-0637 (for domestic callers) or 703-639-1156 (for international callers). The passcode is 994727. A live webcast of the conference call can be accessed at http://www.aksys.com/invest/. An archived replay of the conference call will be available from 4:00 p.m. CT, Monday, November 13 through 6:00 p.m. CT Monday, November 27 by dialing 703-925-2533 code 994727. The archived replay of the webcast will also be available until November 27th at http://www.aksys.com/invest/.

About Aksys

Aksys, Ltd., designs, develops, and markets innovative hemodialysis products and services for patients suffering from kidney failure. The Company’s next-generation system, known as the G2 system, is being designed to leverage the safety record, ease-of-use, and clinical benefits provided by the original PHD System, while significantly improving reliability and lowering costs. Patients with ESRD who dialyze at home benefit from improved quality of life, reduced mortality, and morbidity while reducing the associated high cost of in-hospital or in-clinic patient care. Further information is available on Aksys’ website: http://www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These forward-looking statements reflect our views as of the date they were made with respect to future events and financial performance but are subject to many uncertainties and factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Such statements including statements relating to the expected commercialization and benefits of the G2 system to the Company and patients, statements relating to the expected benefits of the Company’s restructuring plan, statements relating to the timetable for the development and launch of the G2 system, and statements relating to or implicating the Company’s operating results or expenses for future periods.  Any of these risks could make it difficult for us to produce the G2 system on satisfactory commercial terms, if at all, and could affect adversely the price of our common stock and our business, financial condition and results of operations.  We believe factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) risks relating to our ability to comply with regulatory clearances and approvals required to manufacture, market, and sell the current PHD system and the G2 system, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the G2 system by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to the failure to meet additional development and manufacturing milestones for the G2 system on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) potential errors, design flaws or other problems with the G2 system; (vii) risks related to our ability to protect our intellectual property rights, operate without infringing the proprietary rights of others and develop additional patentable technology; and (viii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q, and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- Financial table follows -

CONTACTS: Juliane Snowden-Andrew (investors), jsnowden-andrew@burnsmc.com, or Justin Jackson (media), jjackson@burnsmc.com, all of Burns McClellan for Aksys, +1-212-213-0006.

Aksys, Ltd and Subsidiaries
Selected Consolidated Statements of Operations Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue:
Product sales	$—	$232,794	$114,748	$331,174
Product rentals	116,188	192,538	525,429	478,031
Service and supplies	315,077	396,977	1,134,188	1,032,572
Total revenue	431,265	822,309	1,774,365	1,841,777

Cost of sales:
Product sales	—	743,952	660,833	2,984,579
Product rentals	207,354	307,485	796,541	2,268,769
Service and supplies	1,361,203	1,620,390	4,155,430	5,104,204
Total cost of sales	1,568,557	2,671,827	5,612,804	10,357,552

Operating expenses:
Research and development	1,754,519	1,987,730	5,411,546	6,496,190
Sales and marketing	456,700	1,127,396	1,625,646	3,547,922
General and administrative	3,607,249	1,829,733	8,129,943	6,178,361
Impairment charge	3,128,440	—	3,128,440	1,369,812
Total operating expenses	8,946,908	4,944,859	18,295,575	17,592,285

Operating loss	(10,084,200)	(6,794,377)	(22,134,014)	(26,108,060)

Total other income and expense	3,782,933	(206,048)	(2,339,043)	(643,808)

Net loss before income taxes	(6,301,267)	(7,000,425)	(24,473,057)	(26,751,868)
Income taxes	—	(17,800)	—	(17,800)
Net loss	(6,301,267)	(7,018,225)	(24,473,057)	(26,769,668)

Selected Balance Sheet Data

	September 30, 2006	December 31, 2005
	(Unaudited)

Cash	525,000	535,000
Long-term investments	600,000	750,000
Total assets	6,976,000	19,156,000